EXHIBIT 99.1

First Citizens Reports Earnings for Second Quarter 2008

RALEIGH, N.C., July 28, 2008 (PRIME NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending June 30, 2008, of $26.2 million compared to $30.9 million for the corresponding period of 2007, a decrease of 15.0 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the second quarter 2008 totaled $2.51, compared to $2.96 for the same period a year ago. First Citizens' results generated an annualized return on average assets of 0.64 percent for the second quarter of 2008 compared to 0.79 percent for the second quarter of 2007. The annualized return on average equity was 7.11 percent during the current quarter, compared to 9.14 percent for the same period of 2007. Although First Citizens' earnings benefited from improved revenues, a significant increase in the provision for credit losses and higher noninterest expense more than offset the impact of the favorable variance.

Net interest income increased $5.8 million or 4.9 percent during the second quarter of 2008. Average loans and leases increased $793.5 million or 7.7 percent during the second quarter of 2008 due to growth in revolving home equity loans, commercial real estate and other commercial loans. Average interest-bearing liabilities increased $583.4 million or 5.0 percent during the second quarter of 2008 due to growth among deposits and long-term obligations. The taxable-equivalent net yield on interest earning assets equaled 3.45 percent, unchanged from the second quarter of 2007, but an improvement of 4 basis points from the first quarter of 2008 and 10 basis points from the fourth quarter of 2007.

The provision for credit losses increased $12.4 million during the second quarter of 2008 when compared to the same period of 2007. This higher provision for credit losses resulted from a $6.4 million increase in net charge-offs during the second quarter of 2008 and the favorable impact of refinements to the methodology used to calculate the allowance for loan and lease losses implemented during 2007. The 2007 modifications to the allowance methodology triggered a $6.1 million reduction in provision for credit losses. Net charge-offs totaled $10.4 million or 0.38 percent of average loans and leases during the second quarter of 2008 compared to $4.0 million or 0.16 percent of loans and leases during the second quarter of 2007. Second quarter 2008 net charge-offs included $3.4 million in losses on residential construction loans.

Noninterest income for the current quarter increased $6.4 million or 8.8 percent compared to the same period of 2007. The increase resulted from growth in service charges on deposit accounts, cardholder and merchant services income, wealth management services and fees from processing services. Noninterest expense increased $6.6 million during the second quarter of 2008. This 4.6 percent increase resulted primarily from higher salary expense and occupancy costs, partially offset by lower cardholder costs.

For the six-month period ending June 30, 2008, net income equaled $58.6 million or $5.62 per share, compared to $59.8 million or $5.73 per share earned during the same period of 2007. Annualized net income as a percentage of average assets was 0.72 percent during 2008, compared to 0.77 percent during 2007. The annualized return on average equity was 8.00 percent for the first six months of 2008, compared to 9.02 percent for the same period of 2007. Net income during 2008 benefited from higher net interest income and improved noninterest income, but these favorable variances were offset by increased provision for credit losses and noninterest expenses.

Year-to-date net interest income increased $10.2 million or 4.3 percent during 2008. Average loans and leases increased $761.8 million or 7.4 percent during the first half of 2008. However, highly competitive loan and deposit pricing caused the taxable-equivalent net yield on interest-earning assets to decline 4 basis points to 3.43 percent during 2008, versus 3.47 percent recorded during the comparable period of 2007.

Noninterest income increased $21.0 million or 14.9 percent during the first six months of 2008. The increase included an $8.1 million gain recognized in the first quarter of 2008 from the cash redemption of a portion of the Visa Inc. stock owned by BancShares following Visa's initial public offering. Service charges on deposit accounts increased $4.5 million or 12.5 percent during the first six months of 2008 due to higher commercial service charge income and overdraft fees. Fees from wealth management services increased $2.6 million or 11.2 percent during the first six months of 2008, when compared to the same period of 2007, primarily due to growth in broker-dealer services. Fees from processing services increased $1.8 million or 11.1 percent during the first six months of 2008 due to higher volumes.

The provision for credit losses amounted to $23.5 million for the first six months of 2008, a $19.0 million increase over 2007. The 2008 increase resulted from higher net charge-offs, additional allowances recognized on residential construction loans, and a reduction in the provision for credit losses during 2007 due to changes to the allowance methodology. Net charge-offs for 2008 total $15.7 million or 0.29 percent of loans and leases outstanding compared to $6.7 million or 0.13 percent of loans and leases recorded during the same period of 2007. Nonperforming assets totaled $47.3 million at June 30, 2008 compared to $18.8 million at June 30, 2007, the result of deterioration in the residential construction portfolio. Nonperforming assets represent 0.42 percent of total loans and leases as of June 30, 2008 compared to 0.18 percent of loans and leases as of June 30, 2007.

Noninterest expense increased $13.6 million or 4.8 percent during the first six months of 2008. Salaries and wages increased $8.0 million or 6.8 percent during 2008 as a result of new branch locations and merit increases. Employee benefit costs increased $5.2 million during 2008, primarily due to executive retirement costs. Occupancy expense increased $2.2 million or 7.8 percent during 2008 due to new branch locations and costs related to the headquarters building. Partially offsetting these increases were two credits recorded during 2008 -- a $3.3 million reversal of a liability established during 2007 related to exposures resulting from Visa member bank status and a $2.3 million reduction resulting from the termination of a cardholder reward program.

As of June 30, 2008, First Citizens had total assets of $16.4 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 401 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                      CONDENSED STATEMENTS OF INCOME
                      ------------------------------

                             Three Months Ended      Six Months Ended
 (thousands, except               June 30               June 30
 share data; unaudited)       2008       2007       2008       2007
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 Interest income            $ 202,575  $ 223,473  $ 419,978  $ 441,110
 Interest expense              77,147    103,884    171,973    203,332
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 Net interest income          125,428    119,589    248,005    237,778
 Provision for credit
  losses                       13,350        934     23,468      4,466
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 Net interest income
  after provision for
  credit losses               112,078    118,655    224,537    233,312
 Noninterest income            79,025     72,620    162,693    141,651
 Noninterest expense          149,481    142,878    295,122    281,473
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 Income before income
  taxes                        41,622     48,397     92,108     93,490
 Income taxes                  15,396     17,546     33,497     33,655
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 Net income                  $ 26,226   $ 30,851   $ 58,611   $ 59,835
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 Taxable-equivalent
  net interest income       $ 127,143  $ 121,409  $ 251,573  $ 241,373
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 Net income per share       $    2.51  $    2.96  $    5.62  $    5.73
 Cash dividends per
  share                         0.275      0.275       0.55       0.55
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 Profitability
  Information
  (annualized)
 Return on average
  assets                         0.64       0.79%      0.72       0.77%
 Return on average
  equity                         7.11       9.14       8.00       9.02
 Taxable-equivalent
  net yield on
  interest-earning
  assets                         3.45       3.45       3.43       3.47
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                       CONDENSED BALANCE SHEETS
                       ------------------------

 (thousands, except             June 30     December 31      June 30
  share data; unaudited)          2008         2007           2007
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 Cash and due from banks      $    711,651  $    793,788  $    845,929
 Investment securities           3,013,432     3,236,835     3,023,799
 Loans and leases               11,313,155    10,963,904    10,513,041
 Allowance for loan and
  lease losses                    (144,533)     (136,974)     (129,276)
 Other assets                    1,528,969     1,354,554     1,755,112
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 Total assets                 $ 16,422,674  $ 16,212,107  $ 16,008,605
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 Deposits                     $ 13,075,411  $ 12,928,544  $ 12,772,322
 Other liabilities               1,859,981     1,842,355     1,868,303
 Shareholders' equity            1,487,282     1,441,208     1,367,980
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 Total liabilities and
  shareholders' equity        $ 16,422,674  $ 16,212,107  $ 16,008,605
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 Book value per share         $     142.54  $     138.12  $     131.10
 Tangible book value
  per share                         132.24        127.72        120.61
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                       SELECTED AVERAGE BALANCES
                       -------------------------

 (thousands, except    Three Months Ended        Six Months Ended
  shares outstanding;        June 30                  June 30
  unaudited)            2008         2007        2008        2007
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 Total assets       $16,396,288  $15,725,976  $16,354,991  $15,649,720
 Investment
  securities          3,238,028    3,047,753    3,210,832    3,069,884
 Loans and
  leases             11,154,400   10,360,913   11,058,053   10,296,245
 Interest-earning
  assets             14,841,431   14,118,884   14,766,286   14,014,334
 Deposits            12,969,423   12,524,786   12,940,377   12,513,558
 Interest-bearing
  liabilities        12,281,649   11,698,285   12,295,390   11,628,500
 Shareholders'
  equity            $ 1,484,143  $ 1,353,739  $ 1,473,741  $ 1,337,864
 Shares
  outstanding        10,434,453   10,434,453   10,434,453   10,434,453
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                             ASSET QUALITY
                             -------------
                                        June 30   December 31  June 30
 (thousands; unaudited)                   2008       2007        2007
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 Nonaccrual loans and leases            $ 34,534   $ 13,021   $ 12,458
 Other real estate                        12,750      6,893      6,352
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 Total nonperforming assets             $ 47,284   $ 19,914   $ 18,810
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 Accruing loans and leases
  90 days or more past due              $ 10,885   $  7,124   $  9,289
 Net charge-offs (year-to-date)           15,719     27,969      6,716
 Nonperforming assets to gross
  loans and leases plus foreclosed
  real estate                               0.42%      0.18%      0.18%
 Allowance for credit losses to
  total loans and leases                    1.34       1.32       1.30
 Net charge-offs to average loans
  and leases (annualized,
  year-to-date)                             0.29       0.27       0.13
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                          CAPITAL INFORMATION
                          -------------------

 (dollars in thousands;          June 30     December 31     June 30
  unaudited)                       2008         2007           2007
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 Tier 1 capital                $ 1,611,089   $ 1,557,190   $ 1,513,115
 Total capital                   1,897,038     1,836,763     1,785,452
 Risk-weighted assets           12,257,155    11,961,124    11,592,171
 Tier 1 capital ratio                13.14%        13.02%        13.05%
 Total capital ratio                 15.48         15.36         15.40
 Leverage capital ratio               9.89          9.63          9.75
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CONTACT: First Citizens BancShares
         Barbara Thompson
         (919) 716-2716